EXHIBIT 99.3

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
ORLANDO DIVISION

In re:		CHAPTER 11

EVERGREEN SECURITY, LTD.,		CASE NO. 01-00533-6B1

Debtor.

/

ORDER APPROVING THE COMPROMISE AND
SETTLEMENT BETWEEN TRUSTEE AND BARBARA J. ZYLKA,
KARIENNE G. ZYLKA, KRISTYN B. ZYLKA, KAK INVESTMENTS, INC.,
KBZ INVESTMENTS, INC., MGM LAND CO., INC., MONTANA GOLD AND
SAPPHIRES, INC., ZKG MINING INC., ELPHIN, LTD., ENTROPY
INDUSTRIES, INC., MORRISON HYDROCARBOROS,S.A. AND PELLAIRE
(Adv. No. 01-0166)

     THIS CASE came on for hearing on November 4, 2002 (“Hearing”) on the motion for approval and notice of compromise and settlement between R. W. Cuthill, Jr. (“Cuthill”), Chapter 11 trustee of Evergreen Security, Ltd, and Barbara J. Zylka, Karienne G. Zylka, and Kristyn B. Zylka (collectively, the “Zylkas”) and KAK Investments, Inc., KBZ Investments, Inc., MGM Land Co., Inc., Montana Gold and Sapphires, Inc., ZKG Mining Inc., Elphin, Ltd., Entropy Industries, Inc., Morrison Hydrocarboros, S.A. and Pellaire (collectively, the “Corporate Defendants”) filed on August 28, 2002 (“Motion”) (Doc No. 477). In the Motion, Cuthill seeks an order approving the settlement agreement (“Settlement Agreement”) reached with the Zylkas and the Corporate Defendants resolving all issues with respect to Cuthill’s attempt to recover, pursuant to 11 U.S.C. §544 and §550, alleged fraudulent transfers made to the Zylkas and the corporate Defendants as set forth in Adversary Proceeding No. 01-166.

     Upon consideration of the Motion, the representations and proffer of counsel for Cuthill, the position of the United States Trustee and all interested parties present at the Hearing, and noting no objection to the Motion and Settlement Agreement, it is hereby

     ORDERED:

     1.       The Motion is granted and the Settlement Agreement, as modified, is approved.

     2.       Cuthill, the Zylkas, and the Corporate Defendants shall comply with all terms of the Settlement Agreement.

     3.       The Settlement Agreement is hereby modified as follows:

     a.       Connecticut Property: The Zylkas shall be free to attempt to market the Connecticut Property and shall have a period of eighteen (18) months from November 4, 2002, to enter into a contract with an arms-length purchaser for the sale of such property which contract shall provide for a reasonable time for a final closing on the property and contain such clauses that are normal and usual in a contract for the sale of undeveloped property in the State of Connecticut, provided, however, that Cuthill may obtain an MAI appraisal of the property in which event the sales price must be within eighty percent (80%) of the appraised value, which requirement may be waived by Cuthill in his sole discretion. A copy of the contract, once signed, shall be delivered to Cuthill’s attorney who shall also be advised, from time to time, as to the closing date and any adjournment thereof and shall have a right to attend at the closing. Within thirty (30) days after entry of this Order, the Zylkas will execute a warranty deed to transfer the fee simple interest in the Connecticut Property to Cuthill to be held in escrow by Cuthill’s attorney for the benefit of the Evergreen bankruptcy estate. If the eighteen month period expires and the Connecticut Property is not sold, the executed deed will, on five (5) days written notice to the Zylkas, be delivered to Cuthill. After such transfer, Cuthill will be responsible for all costs and expenses associated with maintaining the Connecticut Property (i.e., taxes, insurance, and maintenance), and Cuthill shall be free to negotiate and sell the Connecticut Property without notice to, or consultation with, the Zylkas. The proceeds from the sale shall be distributed in the following order of priority: (1) all outstanding taxes and known closing costs; (2) all recorded mortgages; (3) reserve for state and federal capital gains tax; (4) payment to the Zylkas to enable them to pay outstanding legal bills and loans and other debts in a total amount not to exceed, together with items 1, 2 and 3 above, $600,000.00; and (5) all remaining proceeds to Cuthill.

     b.       New Jersey Property. The proceeds from the sale by either the Zylkas or Cuthill shall be distributed in the following order of priority: (1) all outstanding taxes and closing costs; (2) first mortgage held by CitiMortgage; (3) reimbursement to Cuthill for all expenses associated with the maintenance and costs of the property; (4) the remaining proceeds shall be split evenly between the Zylkas and Cuthill; provided, however the parties may agree to escrow sufficient funds to satisfy an alleged second mortgage held in favor of DMAX Associates, LLC (“DMAX”), with such funds, after resolution of the DMAX mortgage, to be split evenly by the Zylkas and Cuthill.

     4.       Nothing is this Order shall preclude the Committee from investigating the veracity of the sworn financial affidavits provided by the Zylkas; provided, however, this order shall not be interpreted to require Cuthill to turn over or produce such financial affidavits to any party.

     DONE AND ORDERED in Orlando, Florida, this 6th day of December, 2002.

/s/ Arthur B. Briskman
ARTHUR B. BRISKMAN
United States Bankruptcy Judge

Copies to:

Trustee: R. W. Cuthill, Jr., Cuthill & Eddy, LLP, 1031 W. Morse Boulevard, Suite 200, Winter Park, Fl 32789;

Trustee’s Counsel: R. Scott Shuker, Esq., Gronek & Latham, LLP, P.O. Box 3353, Orlando, Florida 32802-3353;

Barton Nachamie, Esq., attorney for Defendants, Todtman, Nachamie, Spizz & Johns, P.C., 425 Park Avenue, New York, N.Y. 10022;

Hans Beyer, Esq., attorney for Official Committee of Unsecured Creditors, Salem Saxon, P.A., 101 E. Kennedy Blvd., Suite 3200, Tampa, Florida 33602;

Office of the United States Trustee, 135 West Central Boulevard, Suite 620, Orlando, Florida 32801; and

Local Rule 1007-2 Parties-in-Interest (by counsel for Chapter 11 Trustee).

(ILLEGIBLE)
Dec. 6, 2002     DATE
By Deputy Clerk J. Werdines

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